EXHIBIT 16.1

September 25, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 25, 2024 of Virpax Pharmaceuticals, Inc. and are in agreement with the statements contained therein as it regards our firm.  We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01 and Item 5.02.

Sincerely,

/s/ EisnerAmper LLP

EisnerAmper LLP